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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Entity(1)	Jurisdiction of Incorporation
BHR Partners, LLC	Delaware
Behringer Harvard Operating Partnership I LP(2)	Texas

(1)
Does not include subsidiaries of Behringer Harvard Operating Partnership I LP, which holds our investment assets.

(2)
BHR Partners, LLC is a limited partner and owner of approximately 80% of the limited partnership interests of Behringer Harvard Operating Partnership I LP, and Behringer Harvard REIT I, Inc. is the sole general partner and owner of 0.1% of the limited partnership interests of Behringer Harvard Operating Partnership I LP.

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES